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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.      )



                            APEX PC SOLUTIONS, INC.
                   -----------------------------------------
                               (Name of Issuer)




                                  COMMON STOCK
                   -----------------------------------------
                        (Title of Class of Securities)




                                   037945102
                   -----------------------------------------
                                (CUSIP Number)







*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO.  037945102               SCHEDULE 13G        PAGE   2   OF   4   PAGES
         ---------------------                              -----    -----

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  (1)     NAMES OF REPORTING PERSONS.................BRITANNIA HOLDINGS LIMITED

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Voluntary)

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  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (A)   [   ]
          (B)   [   ]

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  (3)     SEC USE ONLY

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  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION....ORGANIZED UNDER LAWS OF NEVIS

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                       (5)     SOLE VOTING POWER.................942,500 SHARES
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER...............-0-
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER............942,500 SHARES
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER..........-0-

                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON...............................942,500 SHARES

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 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

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 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 .......7.0%

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 (12)     TYPE OF REPORTING PERSON*............................. CO

-------------------------------------------------------------------------------


#See Instructions.
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CUSIP NO.   037945102             SCHEDULE 13G        PAGE   3   OF   4   PAGES

ITEM 1.  (a)   Issuer...........................................................APEX PC SOLUTIONS, INC.
                                                                                (THE "ISSUER")

         (b)   Principal Executive Offices......................................20031 - 142ND AVE.
                                                                                WOODINVILLE, WASHINGTON 98072

ITEM 2.  (a)   Person Filing....................................................BRITANNIA HOLDINGS LIMITED
                                                                                ("BRITANNIA")

         (b)   Principal Business Office/Residence..............................P.O. BOX 556
                                                                                MAIN STREET
                                                                                CHARLESTON, NEVIS

         (c)   Citizenship......................................................ORGANIZED UNDER THE LAWS OF NEVIS

         (d)   Title of Class of Securities.....................................COMMON STOCK

         (e)   CUSIP Number.....................................................037945102

ITEM 3.  Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) By:
         (a)  [ ] Broker or Dealer registered under Act Sections 15
         (b)  [ ] Bank as defined in Act Section 3(a)(6)
         (c)  [ ] Insurance Company as defined in Act Section 3(a)(19)
         (d)  [ ] Investment Company registered under Section 8, Investment Company Act
         (e)  [ ] Investment Adviser registered under Section 203, Investment Advisers Act
         (f)  [ ] Employee Benefit Plan, Pension Fund subject to the provisions of the Employee Retirement Income Security Act of 1974, or Endowment Fund
         (g)  [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
         (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H)


ITEM 4.  Ownership of More than Five Percent of Class:

         (a)   Amount beneficially owned........................................942,500 SHARES

         (b)   Percentage of class..............................................7.0%(1)

         (c)   Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote.......................942,500 SHARES

               (ii) shared power to vote or to direct the vote..................-0-

               (iii)sole power to dispose of or direct disposition..............942,500 SHARES

               (iv) shared power to dispose of or direct disposition............-0-

         (1)CALCULATED BASED ON 13,437,684 SHARES OF COMMON STOCK OUTSTANDING AS OF CLOSE OF
            BUSINESS ON JANUARY 30, 1998.

ITEM 5.  Ownership of Five Percent or Less of Class.............................      [NOT APPLICABLE]

ITEM 6.  Ownership of More than Five Percent of Class
         on Behalf of Another...................................................      [NOT APPLICABLE]

CUSIP NO.   037945102             SCHEDULE 13G        PAGE   4   OF   4   PAGES



ITEM 7. Identification and Classification of Subsidiary Which Acquired Security Being Reported on By Parent Holding Company filing under
         Rule 13d-1(b)(ii)(G)......................            [NOT APPLICABLE]

ITEM 8.  Identification and Classification of Members of Group Filing under
         Rule 13d-1(b)(ii)(H)......................            [NOT APPLICABLE]

ITEM 9.  Notice of Dissolution of Group............            [NOT APPLICABLE]

ITEM 10. Certification Pursuant to Rule 13d-1(b)...            [NOT APPLICABLE]




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Dated:  February 2, 1998           BRITANNIA HOLDINGS LIMITED



                                            X  /s/ Patrick Adrian Blin
                                              ---------------------------------
                                                             Signature


                                                Patrick Adrian Blin, Director
                                              ---------------------------------
                                                             Name/Title